EXHIBIT 10.3

SALE OF WHITEHALL PARC APARTMENTS
8024 WHITEHALL EXECUTIVE CENTER DR.
CHARLOTTE, NC

* * *

PURCHASE AND SALE AGREEMENT

BETWEEN

GGT WHITEHALL VENTURE NC, LLC,
AS SELLER

AND

BEL WHITEHALL LLC,
AS PURCHASER

* * *

EFFECTIVE DATE: JUNE 30, 2016

______________________________________________________________________________

ARTICLE PURCHASE AND SALE OF PROPERTY
1.1 Land
1.2 Improvements
1.3 Personal Property
1.4 Leases
1.5 Licenses
1.6 Security Deposits
1.7 Guaranties
1.8 Contracts
1.9 Permits
1.10 Intangibles
ARTICLE PURCHASE PRICE AND DEPOSIT
2.1 Payment
2.2 Deposit
ARTICLE TITLE AND SURVEY
3.1 State of Title to be Conveyed
3.2 Title Commitment and Survey
ARTICLE 4 PROPERTY INFORMATION
4.1 Property Information
ARTICLE 5 PURCHASER’S DUE DILIGENCE
5.1 Purchaser’s Due Diligence
5.2 As Is, Where Is
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
6.1 Seller’s Representations and Warranties
6.2 Purchaser’s Representations and Warranties
6.3 Knowledge
6.4 Survival
ARTICLE 7 COVENANTS OF PURCHASER AND SELLER
7.1 Operation of Property
7.2 Governmental Notices
7.3 Litigation
7.4 Tradenames and Service Marks
7.5 Surety and Maintenance Bonds

ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING
8.1 Conditions Precedent to Purchaser’s Obligation to Close
8.2 Conditions Precedent to Seller’s Obligation to Close
8.3 Failure of a Condition
8.4 Representations and Warranties

ARTICLE 9 CLOSING
9.1 Closing Date
9.2 Seller’s Obligations at the Closing
9.3 Purchaser’s Obligations at the Closing
9.4 Escrow
9.5 Costs and Adjustments at Closing
ARTICLE 10 DAMAGE AND CONDEMNATION
10.1 Damage
10.2 Condemnation and Eminent Domain
ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS
11.1 Seller Default At or Before Closing
11.2 Seller Default From and After Closing
11.3 Purchaser Default
11.4 Delivery of Materials
ARTICLE 12 BROKERAGE COMMISSION
12.1 Brokers
12.2 Indemnity
ARTICLE 13 NOTICES
13.1 Written Notice
13.2 Method of Transmittal
13.3 Addresses
ARTICLE 14 ASSIGNMENT
ARTICLE 15 MISCELLANEOUS
15.1 Entire Agreement
15.2 Modifications
15.3 Gender and Number
15.4 Captions
15.5 Successors and Assigns
15.6 Controlling Law
15.7 Exhibits
15.8 No Rule of Construction
15.9 Severability
15.10 Time of Essence
15.11 Business Days
15.12 No Memorandum
15.13 Press Releases

15.14 Attorneys’ Fees and Costs
15.15 Counterparts and Expiration of Offer
15.16 Waiver of Jury Trial
15.17 Confidentiality
15.18 Jurisdiction and Service of Process
15.19 Exculpation

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A –    Legal Description
Exhibit B –     Escrow Agreement
Exhibit C –     Form of Special Warranty Deed
Exhibit D –     Form of Bill of Sale
Exhibit E –     Form of Assignment and Assumption Agreement
Exhibit F –     Form of Tenant Notification Letter

Schedules

Schedule 1.4 –    Rent Roll
Schedule 1.5 –    Licenses
Schedule 1.8 –    Contracts
Schedule 4.1 – Property Information
Schedule 6.1.3 –     Litigation
Schedule 6.1.8 –    Violations of Law
Schedule 6.1.16 – Personal Property
Schedule 6.1.18 – Environmental Reports
Schedule 7.5 –    Surety and/or Maintenance Bonds

Gender and Number
PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the cover page hereof (the “Effective Date”), by and between GGT WHITEHALL VENTURE NC, LLC, a Delaware limited liability company (“Seller”), and BEL WHITEHALL LLC, a Delaware limited liability company (“Purchaser”).
ARTICLE 1 PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):
1.1 Land. Seller’s fee simple interest in and to all of that certain tract of land situated at 8024 Whitehall Executive Center Drive, Charlotte, Mecklenburg County, North Carolina, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon; (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed; (iii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).
1.2 Improvements. A 297-unit multi-family apartment project, and all other improvements and structures constructed on the Land in connection therewith (the “Improvements”).
1.3 Personal Property. All of Seller’s right, title and interest in and to the following (collectively, the “Personal Property”; provided, the “Personal Property” shall specifically exclude any property owned by tenants under leases):
1.3.1 mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon the Improvements;
1.3.2 maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or on, the Improvements;
1.3.3 site plans, surveys, plans and specifications, engineering plans and studies, landscape plans, and floor plans in Seller’s possession, if any, that relate to the Land or Improvements;
1.3.4 subject to Section 7.4.2, pylons and other sign structures situated on or at the Land or Improvements; and
1.3.5 all computers, computer operating systems, and computer software programs utilized in connection with the Improvements and any Internet router and switch located at the Improvements owned by Seller (to the extent transferable); and
1.3.6 all other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements as of the Effective Date and as of the Closing (as hereinafter defined).

1.4 Leases. Seller’s right, title and interest in all leases with tenants or other persons or entities leasing all or any portion of the Improvements (the “Leases”), a current list of which is shown on the rent roll attached as Schedule 1.4 (the “Rent Roll”).
1.5 Licenses. Seller’s right, title and interest in all licenses, license agreements and other similar agreements with licensees or other persons or entities using any portion of the Improvements (collectively, the “Licenses”), a current list of which is attached hereto as Schedule 1.5.
1.6 Security Deposits. Seller’s right, title and interest in all security deposits held by Seller in connection with the Leases and not applied pursuant to the terms thereof.
1.7 Guaranties. Seller’s right, title and interest in any and all guaranties of the Leases, if any.
1.8 Contracts. Subject to Section 7.1.2 hereof, Seller’s right, title and interest in all contract rights related to the Land, Improvements, Personal Property or Leases that will remain in existence after Closing, to the extent assignable, including, without limitation, Seller’s interest in the following: parking, management, maintenance, commission, locator fee, referral fee, architectural, supply or service contracts, plans and specifications, surveys, warranties and guarantees related to the Land, Improvements, Personal Property, or Leases, but expressly excluding (i) the existing property management agreement that will be terminated as of the time of Closing, and (ii) the surety and maintenance bonds referred to in Section 7.5 (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.8.
1.9 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, if any, entitlements and governmental approvals that relate to the Land, Improvements, Personal Property, Leases, or Contracts, to the extent assignable (collectively, the “Permits”).
1.10 Intangibles. Seller’s right, title and interest, if any, in and to the following items, to the extent assignable and without warranty: consents, licenses, approvals, certificates, development rights, warranties (including all assignable termite warranties and bonds), resident and tenant files for current residents and tenants, if any and to the extent owned by Seller and assignable, transferable telephone exchange numbers, any web sites, web content, web design, links, Internet domain names, manuals and instruction materials, marketing materials relating to the Land, the Improvements and/or Personal Property, the names “Whitehall Parc” and “Whitehall Parc Apartment Homes”, but expressly excluding any name or trademark containing the phrase “GGT”, “CNL”, or any variation or derivative thereof, relating to the Land, the Improvements and/or Personal Property (collectively, the “Intangibles”).

ARTICLE 2 PURCHASE PRICE AND DEPOSIT

2.1 Payment. The purchase price for the Property (the “Purchase Price”) is FIFTY ONE MILLION TWO HUNDRED THOUSAND and 00/100 DOLLARS ($51,200,000.00). The cash due at Closing on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price shall be paid by wire transfer of immediately available funds at the Closing. Seller and Purchaser shall mutually agree, each acting in good faith, on the allocation of the Purchase Price among the Land, Personal Property and Improvements prior to the Closing. Such agreed‑upon allocation shall be used solely for transfer, sales and similar tax purposes and in any declaration or filing with any governmental authority in connection with the same. The allocation of the Purchase Price for all other purposes, whether for local, state or federal taxes or otherwise, shall not be restricted by this Agreement and shall not require the consent of the other party.

2.2 Deposit.
2.2.1 No later than one (1) Business Day after the Effective Date, Purchaser shall deposit with Commonwealth Land Title Insurance Company, 265 Franklin Street, 8th Floor, Boston, Massachusetts 02110-3113, Attention: Robert J. Capozzi, Esq. (the “Escrow Agent” or “Title Company”), by bank wire transfer the sum of Seven Hundred and Fifty Thousand and 00/100 Dollars ($750,000.00), as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder (together with all interest thereon if any, the “Initial Deposit”). Prior to making the Initial Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”). So long as Purchaser does not terminate this Agreement as provided in Section 5.1.4, then no later than one (1) Business Day following the expiration of the Study Period (as hereinafter defined), Purchaser shall deposit with the Escrow Agent by bank wire transfer the additional sum of Seven Hundred and Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Second Deposit”), as a non-refundable deposit (except as otherwise provided herein) to assure Purchaser’s performance hereunder. The Initial Deposit and the Second Deposit, in the total amount of $1,500,000.00, together with all interest thereon, if any, are referred to collectively as the “Deposit.”
2.2.2
    Escrow Agent shall place the Initial Deposit and the Second Deposit (if made) in an interest-bearing escrow account at a federally-insured (to the extent of the FDIC limits) commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing (as hereinafter defined), Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price.
2.2.3
    Each of Seller and Purchaser hereby designates Escrow Agent as the “Reporting Person” as such term is utilized in Section 6045 of the Internal Revenue Code of 1986, as amended, and regulations thereunder. Each of Seller and Purchaser agrees to provide Title Company with such information as may be required for Title Company to file a Form 1099 or other required form relative to the Closing with the Internal Revenue Service. A copy of the filed Form 1099 or other filed form shall be provided to Seller and Purchaser simultaneously with its being provided to the Internal Revenue Service.
ARTICLE 3 TITLE AND SURVEY

3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by Special Warranty Deed, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for the following (collectively, the “Permitted Exceptions”): (i) real property taxes and assessments attributable to the Property for the year in which Closing occurs and thereafter, not yet due and payable; (ii) zoning and other regulatory laws and ordinances affecting the Property; (iii) any easement, right of way, limitation, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Commitment to which Purchaser fails to timely object pursuant to Section 3.2.3 or 3.2.4 of this Agreement; (iv) subject to Purchaser’s rights under Sections 3.2.3 and 3.2.4, any Purchaser’s Objection (as hereinafter defined) that remains uncured, for whatever reason, at the earlier to occur of (A) Closing hereunder or (B) five (5) Business Days after Seller notifies Purchaser that Seller is unwilling or unable to cure or modify Purchaser’s Objections to the reasonable satisfaction of Purchaser, and (v) the rights and interests of parties claiming under the Leases.
3.2 Title Commitment and Survey.

3.1.1
    Seller shall obtain a title commitment (the “Title Commitment”) for an ALTA owner’s policy of title insurance (on the current ALTA 2006 Form) in the amount of the Purchase Price with respect to the Property issued by the Title Company. Seller shall deliver copies of the Title Commitment and all items listed as title exceptions therein (to the extent provided to Seller by the Title Company) to Purchaser within ten (10) days after the Effective Date.
3.1.2
    Purchaser may obtain, at Purchaser’s sole cost and expense, a survey of the Property (certified to include Seller) prepared by a licensed surveyor (the “Survey”) within ten (10) Business Days after the Effective Date. Purchaser shall deliver a copy of the Survey to Seller and the Title Company within three (3) days after Purchaser’s receipt of the Survey.
3.1.3
    If (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter that is unacceptable to Purchaser, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall, within five (5) days after the later of Purchaser’s receipt of the Title Commitment and the Survey, notify Seller in writing of such matters (“Purchaser’s Objections”). Except for Purchaser’s Objections that are timely raised pursuant to the preceding sentence, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown thereon, and all exceptions to the Title Commitment and other items shown thereon. Within five (5) days after Seller’s receipt of Purchaser’s Objections, Seller shall notify Purchaser in writing of the Purchaser’s Objections, if any, which Seller elects to attempt to cure at or prior to Closing. Seller’s failure to provide such a notice will be deemed an election by Seller not to cure any Purchaser’s Objections. If Seller is unable or unwilling to eliminate or modify all of Purchaser’s Objections to the commercially reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice to Seller by the earlier to occur of (i) 5:00 p.m. (Eastern time) on the last day of the Study Period (as hereinafter defined) or (ii) five (5) days after Seller’s written notice (or deemed notice) to Purchaser of Seller’s intent to not cure one or more of such Purchaser’s Objections; in which event, the Deposit will be returned to Purchaser, and neither party shall have any rights or obligations under this Agreement (other than any obligations of either party that expressly survive termination).
3.1.4
    If any revision or update to the Survey or any supplemental title commitment or update issued subsequent to the date of the original Title Commitment discloses any matters not set forth on the original Survey or the original Title Commitment, then, no later than the later of (i) the expiration of the Study Period, or (ii) five (5) days after Purchaser’s receipt of the updated Survey, or (iii) five (5) days after Purchaser’s receipt of the supplemented or updated Title Commitment, as applicable, Purchaser shall have the right to object to any such matter, in which event the same procedures for response, termination and waiver set forth above shall apply to such new Purchaser’s Objections. Notwithstanding the foregoing, in the event that any such matter not set forth on the original Survey or the original Title Commitment is the result of an intentional act of Seller after the Effective Date that is not otherwise permitted under this Agreement, then Purchaser shall be permitted to pursue the remedies provided in Section 11.1 hereof.
3.1.5
    Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to eliminate, modify or cure any objection Purchaser may have pursuant to Section 3.2.3 or Section 3.2.4, except that Seller shall be required to remove from the Title Commitment any mortgage, judgment lien, mechanic’s lien or other lien or encumbrance on title placed on or caused to be placed on the Property which can be discharged by the payment of a determinable sum of money or (except for mortgage liens) which can be affirmatively insured over by the Title Company (“Monetary Encumbrances”) prior to the Closing at Seller’s expense.
ARTICLE 4 PROPERTY INFORMATION

4.1 Property Information. On or before the Effective Date, Seller shall make available to Purchaser, either at the property management office at the Property or via a due diligence website, the materials described on Schedule 4.1 attached hereto and any other materials Seller may include in such due diligence website (collectively, the “Property Information”). Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17 of this Agreement, and subject to the restrictions set forth in Section 15.17. Seller makes no representation or warranty as to the truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement.
ARTICLE 5 PURCHASER’S DUE DILIGENCE

5.1 Purchaser’s Due Diligence
5.1.1 Subject to the provisions of this Section, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser's Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to this Section 5.1, to enter upon and pass through the Property during normal business hours to examine and inspect the same. Notwithstanding any such inspection, or anything to the contrary contained herein, Purchaser's obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property. Without limiting the generality of the foregoing, (i) Purchaser agrees that it shall not have the right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Property, the operations of the Property or otherwise), except as provided in Section 5.1.4 below and (ii) Purchaser shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in this Agreement.
5.1.2 In conducting any inspection of the Property or otherwise accessing the Property, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser's Representatives shall (i) contact or have any discussions with any of Seller's employees, agents or representatives, or with any tenants (including, without limitation, having any contacts whatsoever with tenants, including but not limited to telephone conversations or electronic mail messages) at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Seller (which may be given via electronic mail), it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Bill Yeager via electronic mail (at Bill.Yeager@cnl.com), (ii) interfere with the business of Seller conducted at the Property or disturb the use or occupancy of any tenant or occupant of the Property or (iii) damage the Property. In conducting any inspection of the Property or otherwise accessing the Property, Purchaser and Purchaser's Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming by, under or through such tenants). Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser's Representatives in furtherance of the foregoing, and Purchaser shall comply with all of Seller’s requirements regarding entry upon the Property.

Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, and other access with Seller and shall give Seller at least two (2) Business Days’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access. Purchaser agrees to pay to Seller on demand the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser's Representatives shall cause to the Property. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser's Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. Purchaser shall keep all information obtained during its inspections and access to the Property confidential, subject to and in accordance with Section 15.17 hereof. If the Closing shall not occur for any reason whatsoever, Purchaser shall: (A) promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests, reports and inspections of the Property, made and conducted by Purchaser or Purchaser's Representatives or for Purchaser's benefit that are in the possession or control of Purchaser or Purchaser's Representatives; (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser; and (C) promptly destroy all copies and abstracts of the materials referenced in (A) and (B) above (except that Purchaser shall be permitted to retain a copy for purposes of complying with any document retention policy, provided that such copy shall remain subject to the confidentiality provisions of Section 15.17 hereof). Purchaser and Purchaser's Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive, intrusive or destructive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior written consent of Seller, which Seller may give or withhold in its sole discretion (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any damage as aforesaid). This Section 5.1.2 shall survive the Closing or any termination of this Agreement.
5.1.3 Prior to conducting any physical inspection or testing at the Property, Purchaser and Purchaser’s Representatives shall obtain, and during the period of such inspection or testing shall maintain, at their expense: a comprehensive general liability insurance policy, including, but not limited to, owned and non-owned vehicle liability, personal injury, blanket contractual, broad form property damage and product/completed operations liability coverage covering any and all liability of Purchaser and Purchaser’s Representatives with respect to or arising out of any inspections of the Property to be performed by or for Purchaser or Purchaser’s Representatives under this Agreement with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, personal injury and property damage liability. Purchaser or Purchaser’s Representatives shall have a workers’ compensation insurance policy covering, respectively, the activities of all Purchaser’s or Purchaser’s Representatives employees on or about any Property. Notwithstanding the foregoing sentences, any contractor who is gaining entry for the purpose of conducting any testing or a Phase I environmental report shall be required to maintain insurance (which may include excess umbrella liability coverage) in an amount of no less than Two Million Dollars ($2,000,000) per occurrence. Prior to making any entry upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages, which certificate of insurance shall be in form and substance satisfactory to Seller.
5.1.4 Purchaser shall have until 5:00 p.m. (Eastern time) on July 15, 2016 (the “Study Period”) within which to determine, in its sole discretion, whether all matters related to the Property are satisfactory to Purchaser. If Purchaser, in its sole discretion, determines that the purchase of the Property is not feasible or that Purchaser does not desire to proceed with the transactions contemplated under this Agreement (for any or no reason), then Purchaser shall deliver to Seller, prior to the expiration of the Study Period, written notice that Purchaser does not desire to proceed with the transactions contemplated under this Agreement and in such case, this Agreement shall terminate upon Seller’s receipt of such notice, except for those matters which are indicated herein as surviving termination, and the Deposit shall be immediately returned to Purchaser. If Purchaser fails to timely notify Seller prior to the expiration of the Study Period (with time being of the essence) that Purchaser does not desire to proceed with the transactions contemplated under this Agreement as aforesaid, then Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section 5.1.4.
5.1.5 Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties directly caused by Purchaser or Purchaser’s Representatives with respect to any due-diligence activities at the Property pursuant to this Agreement, except any arising from the discovery of preexisting conditions (so long as Purchaser does not exacerbate any such condition). Notwithstanding the foregoing, in no event shall Seller seek, or Purchaser be liable to any Indemnified Party for, any punitive or consequential damages. This Section 5.1.5 shall survive the Closing or any termination of this Agreement.
5.2 As Is, Where Is.
5.2.1 Except as provided in the express representations and warranties of Seller set forth in Sections 6.1 and 12 of this Agreement and in Seller’s Special Warranty Deed and the Bill of Sale (all as hereinafter defined) (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.
5.2.2 Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of title, zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).
5.2.3 Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Express Representations and Seller’s obligations set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the Improvements constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the Closing Date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 5.2 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section 5.2.

5.2.4 Without in any way limiting any provision of this Section 5.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 7.1 of this Agreement, and subject to Article 10 hereof, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (i) the Disclaimed Matters, (ii) the condition of the Property as of the Closing Date, (iii) the past, present or future condition or compliance of the Property with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, including, without limitation, CERCLA (as hereinafter defined), or (iv) any other state of facts that exists with respect to the Property. The waiver, release and discharge set forth in this Section 5.2.4 shall survive the Closing or any termination of this Agreement. Nothing contained in this Agreement shall constitute an agreement to indemnify, defend, or hold Seller harmless from or against any claim, loss, damage, liability, cost or expense (including, without limitation, attorney’s fees and costs) brought by any third party or governmental authority against Seller for the time period during which Seller owned the Property.
ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1 Seller’s Representations and Warranties. Seller represents to Purchaser as of the Effective Date as follows:
6.1.1 Organization. Seller is a Delaware limited liability company, duly formed and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of North Carolina.
6.1.2 Authority/Consent. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement.
6.1.3 Litigation. Except as may be disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not limited to, any condemnation action or real estate tax appeal) is pending or, to Seller’s knowledge, has been threatened in writing that concerns or involves the Property.
6.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.
6.1.5 Contracts. Except for the Contracts referenced on Schedule 1.8, there are no current material contracts of construction, employment, parking, maintenance, commission, locator fee, referral fee, management, service, or supply in effect and entered into by Seller, or to Seller’s knowledge, that are otherwise binding on Seller, which will affect the Property after Closing. Seller has provided Purchaser with true, correct and complete copies, in all material respects, of all Contracts, including all amendments and modifications thereof, prior to the execution of this Agreement by Purchaser and Seller.
6.1.6 Employees. Seller has no employees, nor is Seller is an employee benefit plan (a “Plan”) subject to ERISA, or Section 4975 of the Code; Seller’s assets do not constitute “plan assets” within the meaning of the “plan asset regulations” (29.C.F.R. Section 2510.3-101); and Seller’s sale of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

6.1.7 Leases. Except for (i) the Leases referenced on the Rent Roll, (ii) the Licenses referenced on Schedule 1.5, and (iii) the leases, amendments or other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 of this Agreement, there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with anyone in effect which will affect the Property after Closing. To Seller’s knowledge, each Lease is in full force and effect and Seller is not in material default under any Lease. Seller will provide Purchaser with true, correct and complete copies of all Leases, including all amendments and modifications thereto, as part of the Property Information. Except as set forth on the Rent Roll, (i) no security deposit, last month’s rent or other prepaid rent has been collected from any tenant, and (ii) no Lease has a term longer than one (1) year.
6.1.8 Violations of Law. Except as set forth on Schedule 6.1.8, Seller has not received written notice from any governmental authority of any material violation of any federal or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which are unresolved, and, to Seller’s knowledge, there are no such material violations.
6.1.9 Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended (the “Code”).
6.1.10 No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound.
6.1.11 Prohibited Transaction. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
6.1.12 Seller has not received any written notice from any governmental agency that any special assessments are pending or will be levied against the Property.
6.1.13 Seller has not received written notice from any party to any restriction, covenant or other agreement with respect to which the Property is bound of any material violation thereof which has not been cured.

6.1.14 Except as set forth in the Rent Roll, no unit in the Property is subject to (i) any rent subsidies or rental assistance programs; or (ii) any rent control law, ordinance or regulation or any legal requirement, covenant, restriction or other agreement imposing affordable housing eligibility or rent restrictions.
6.1.15 Attached hereto as Schedule 6.1.15 is a list of all personal property and equipment owned or leased by Seller in connection with the operation of the Property. Seller owns all such personal property and equipment free and clear of any liens and encumbrances (including leases), except for the liens and encumbrances set forth on Schedule 6.1.15.
6.1.16 The operating statements of Seller with respect to the Property for the fiscal year ended December 31, 2013 and the year-to-date interim operating statements for the period through [May 31, 2016], delivered to Purchaser pursuant to this Agreement are the ones that Seller uses for its own internal purposes and reporting to its lender. No material adverse change has occurred from the respective dates of such operating statements to the date hereof.
6.1.17 To Seller’s knowledge, the Licenses listed on Schedule 1.5 attached hereto are all of the governmental licenses, permits and approvals necessary for the use and operation of the Property. To Seller’s Knowledge, all of the Licenses are in full force and effect, and Seller has not taken or failed to take any action that would result in the revocation, suspension or limitation of any License, nor received any written notice of an intention to revoke, suspend or limit any License.
6.1.18 Seller has no knowledge of any violation of any Environmental Liability (as defined below) related to the Property or the presence or release of any hazardous materials (including mold) on or from the Property except as disclosed in the environmental reports listed in Schedule 6.1.18 attached hereto (the “Environmental Reports”). Except as disclosed in the Environmental Reports and for de minimis amounts of hazardous materials used, stored and disposed of in connection with the ordinary maintenance and operation of the Property, Seller has not manufactured, introduced, released or discharged from or onto the Property any hazardous materials or any toxic wastes, substances or materials (including, without limitation, asbestos) and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any hazardous materials. To the best of Seller’s knowledge, except as set forth in the Environmental Reports, there are no underground storage tanks located on or which the Property. Seller is not aware of any environmental assessments or studies which exist with respect to the Property except for the Environmental Reports. As used herein, “Environmental Liabilities” shall mean any and all liabilities with respect to the structural, physical, or environmental condition of the Property, including, without limitation, all liabilities relating to the release, presence, discovery or removal of any hazardous or regulated substance, chemical, waste or material that may be located in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action (each, an “Environmental Law”)
6.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date, as follows:

6.2.1 Organization. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and qualified to do business in the State of North Carolina.
6.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated in this Agreement.
6.2.3 Prohibited Transaction. Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
6.2.4 ERISA. Purchaser is not an employee pension benefit plan subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as in effect from time to time (“ERISA”) or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Purchaser to acquire the Interest are not subject to any state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The transactions contemplated by this Agreement are not specifically excluded by Part I(b) of PTE 84-14.
6.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Michael Tetrick and Bill Yeager (the “Seller Knowledge Individual”), who are knowledgeable with respect to the Property, without investigation or review of files relating to the Property. In no event shall either Seller Knowledge Individual have any personal liability hereunder.
6.4 Survival. All of the representations and warranties set forth in this Article 6 shall survive the Closing for a period of one hundred and eighty (180) days, subject to the provisions of Section 11.1 of this Agreement (the “Survival Period”). Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof prior to the expiration of the Survival Period. Purchaser shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all (as provided below), on or before the date that is sixty (60) days after the expiration of the Survival Period (“Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period, and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which Seller receives a Notice of Breach before the expiration of the Survival Period, provided Purchaser files an action, suit, or proceeding, and serves Seller, with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, Seller shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, such inaccuracy is disclosed in writing to Purchaser or otherwise included in the Property Information at the time of the Closing and Purchaser elects, nevertheless, to consummate the transaction contemplated hereby.
ARTICLE 7 COVENANTS OF PURCHASER AND SELLER
7.1 Operation of Property. From the Effective Date until the earlier of (i) the termination of this Agreement, and (ii) Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.
7.1.1 (a)    From the Effective Date until the Closing, Seller shall continue to market the Property to prospective tenants, enter into Leases in the ordinary course of business and Seller’s historical practices, and operate, maintain, and repair the Property in accordance with the ordinary course of business with Seller’s historical practices. However, Seller shall not take any of the following actions after the expiration of the Study Period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	make or permit to be made any material alterations to or upon the Property except as required under Section 7.2 hereof;

(ii)
enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon thirty (30) days’ prior written notice following the Closing, or amend or modify the Contracts in any manner, unless such Contract as amended may be terminated without premium or penalty upon thirty (30) days’ prior written notice, or knowingly fail to timely perform its material obligations under the Contracts (provided that in the case of emergency or other exigent circumstances, Seller shall have the right to enter into contracts to perform repairs or replacements without Purchaser’s consent);

(iii)	encumber, sell or transfer the Property or any interest therein or alter or amend the zoning classification of the Land or Improvements; or

(iv)
settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to calendar year 2016 (which Seller retains the full and unfettered right to settle or compromise, and any refunds applicable to such period shall belong solely to Seller).

Prior to the expiration of the Study Period, Seller shall have the right to take any of the aforesaid actions without obtaining Purchaser’s consent thereto, but Seller shall keep Purchaser reasonably informed as to material actions Seller has taken or proposes to take.
(b)    Whenever in this Section 7.1.1 Seller is required to obtain Purchaser’s consent with respect to any proposed action or transaction, Purchaser shall, within five (5) Business Days after receipt of Seller’s written request therefor, notify Seller of its approval or disapproval of same and, if

Purchaser fails to notify Seller in writing of its disapproval within said five (5) Business Day period, Purchaser shall be deemed to have approved same.
7.1.2
    Prior to the expiration of the Study Period, Purchaser shall review the Contracts to determine, among other things, whether such Contracts are terminable, and to determine whether Purchaser desires to assume any of such Contracts. Not later than the expiration of the Study Period, Purchaser shall deliver a notice to Seller setting forth which of such Contracts, if any, that Purchaser elects to have Seller attempt to terminate. Seller will deliver notices of termination at Closing canceling such Contracts as Seller is timely notified of by Purchaser. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the Contracts (as identified on Schedule 1.8 hereto) not required to be terminated by Seller as aforesaid pursuant to the Bill of Sale and Assignment and Assumption Agreement. Seller shall cause Seller’s existing property management agreement to be terminated effective as of the Closing Date. Notice of termination for all Contracts not assumed by Purchaser shall be given by Seller not later than the Closing Date and any charges accruing thereunder on or after the Closing Date and through the date of actual termination shall be the responsibility of Seller. The provisions of this Section 7.1.2 shall survive Closing.
7.2 Governmental Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property; or (iii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon receipt thereof by Seller, copies of any written notices of default given or received by Seller under any of the Leases or Contracts.
7.3 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing that materially affects Seller or the Property and that is instituted after the Effective Date.
7.4 Tradenames and Service Marks.
7.4.1 Purchaser hereby acknowledges and agrees that the term “CNL”, “GGT”, any other trade name or service mark which includes the term “CNL”, “GGT” or any other trade name or service mark of Seller or its members (hereinafter collectively referred to as the “Marks”), and each of them, are trade names and service marks of an affiliate of Seller (“Mark Owner”); that the Marks, and each of them, are the sole and exclusive property of Mark Owner, which owns all right, title, and interest in and to the Marks, and each of them; and that, by this Agreement, Purchaser shall acquire no ownership right or interest of any kind in or to the Marks, or any of them. Purchaser further acknowledges and agrees that any use by Purchaser of the Marks, or any of them, in any manner in connection with the Property or otherwise, will result in immediate and irreparable injury to Seller and its affiliates, including, Mark Owner, and that Seller and/or its affiliates, including, Mark Owner, shall be entitled to temporary, preliminary, and permanent injunctive relief against Purchaser in the event of any such use of the Marks, or any of them, by Purchaser, or in the event of any other violation by Purchaser of this Section 7.4.1. Purchaser may continue to use “Whitehall Parc” in the name of the Property after Closing provided Purchaser does not use the “GGT” or “CNL” names or any of the Marks; provided, however, nothing contained herein shall be deemed to be a warranty of Seller’s or Purchaser’s right to use such names.
7.4.2 This Section 7.4 shall survive the Closing.
7.5 Surety and Maintenance Bonds.

7.5.1 Seller and/or its affiliates were required to provide surety and/or maintenance bonds in connection with the construction of the Property as specified on Schedule 7.5 hereto. As a condition to Seller’s obligation to close and consummate the transaction contemplated herein, Purchaser agrees that concurrently with the Closing Purchaser shall be required to provide substitute surety and/or maintenance bonds to replace those listed on Schedule 7.5 hereto so that Seller will be able to have the existing surety and/or maintenance bonds returned to Seller on the Closing Date.
7.5.2 This Section 7.5 shall survive the Closing.

ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.
8.1.1 Seller shall have performed and observed, in all material respects, all covenants of Seller under this Agreement.
8.1.2 Subject to the provisions of Section 8.4 below, all representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
8.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute discretion:
8.2.1 Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.
8.2.2 All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
8.3 Failure of a Condition
8.3.1 In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party of the condition or conditions which the Unsatisfied Party asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice, then the party whose condition precedent was not satisfied may terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser; provided, however, that if such failure of a condition is due to a default by one of the parties, the disposition of the Deposit shall be governed solely by Article 11 of this Agreement and not by this Section 8.3.1. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving notice thereof to Purchaser within such ten (10) Business Day period. Further, Purchaser shall have the right to waive the unsatisfied condition or conditions, by notice to Seller within five (5) Business Days after expiration of the applicable satisfaction period, without satisfaction having occurred, in which event the Closing Date shall be the date which is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice.
8.3.2
    If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.
8.4 Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date and Seller shall have performed all material covenants to be performed by Seller pursuant to this Agreement. If said representations and warranties made by Seller are materially true and correct, the parties shall proceed to Closing. If any such representations and warranties are false in any material respect on the Closing Date, Purchaser shall have the rights set forth in Paragraph 11.1 herein. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred.
ARTICLE 9 CLOSING

9.1 Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Escrow Agent, via an escrow closing, on August 1, 2016 (with time being of the essence with respect thereto), or such earlier date as Seller and Purchaser may mutually agree upon in writing (the “Closing Date”). Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including but not limited to the settlement statement, and to deliver all such documents to the Title Company in escrow not later than the end of the Business Day immediately preceding the Closing Date in order to ensure the orderly and timely transfer of all funds necessary for Closing by not later than 1:00 p.m. (Eastern time) on the Closing Date.
9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:
9.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:
9.2.1.1 Special Warranty Deed in the form of Exhibit C hereto (the “Deed”), Seller and Purchaser agreeing that the Deed will contain a Restriction Against Condominium Conversion substantially in the form attached;
9.2.1.2 Bill of Sale in the form of Exhibit D hereto;
9.2.1.3 Assignment and Assumption Agreement in the form of Exhibit E hereto;
9.2.1.4 Letters to each tenant under the Leases in the form of Exhibit F hereto, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made in the manner set forth therein;

9.2.1.5 Settlement statement showing all of the payments, adjustments and prorations provided in Section 9.5 and otherwise agreed upon by Seller and Purchaser;
9.2.1.6 A rent roll for the Property dated as of the Closing Date;
9.2.1.7 Subject to Section 8.4, a certificate stating that each of Seller’s representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing Date;
9.2.1.8 A duly executed affidavit in a form customarily used for commercial real estate transactions in the State of North Carolina and which is acceptable to the Title Company, showing among other things that all debts for labor and materials in respect of the Property incurred by or on behalf of Seller have been paid in full and that there are no (i) Monetary Encumbrances, or (ii) outstanding claims, suits, debts, rights of occupancy, encumbrances, liens or judgments against the Property, except in the case of this clause (ii) for matters approved or waived by Purchaser pursuant to Article III hereof.
9.2.1.9 Such evidence as is reasonably required by the Title Company evidencing the authority of Seller and those individuals acting on behalf of Seller to enter into this Agreement and consummate the transaction contemplated herein. and
9.2.1.10 Copies of notices of termination of such other Contracts that Purchaser elected to have terminated in accordance with Section 7.1.2.
9.2.2 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items constituting the Property Information referenced in Article 4.
9.2.3 Possession. Seller will deliver to Purchaser possession of the Property, subject to the Leases.
9.2.4 Keys. Seller will deliver to Purchaser all keys for the Property in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.
9.2.5 Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.
9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:
9.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:
9.3.1.1 Bill of Sale in the form of Exhibit D hereto;
9.3.1.2 Assignment and Assumption Agreement in the form of Exhibit E hereto;
9.3.1.3 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;

9.3.1.4 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser; and
9.3.1.5 A certificate stating that each of Purchaser’s representations and warranties contained in this Agreement is true and correct in all material respects as of the Closing Date.
9.3.2 Payment of Consideration. Purchaser shall pay to Escrow Agent by bank wire transfer of immediately available funds at Closing the Purchase Price in accordance with Article 2 of this Agreement (subject to the credits, prorations and adjustments provided hereby). The net closing proceeds due to Seller shall be wire transferred to such account or accounts as Seller may designate, and actually received in such account or accounts, not later than 1:00 p.m. (Eastern time) on the Closing Date (the “Wiring Deadline”), with time being strictly of the essence with respect thereto.
9.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.
9.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent.
9.5 Costs and Adjustments at Closing.
9.5.1 Expenses. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction, (b) one-half (1/2) of the escrow fee charged by Escrow Agent, (c) the recording charges for the deed and any other documents to clear title, (d) any documentary stamp or transfer taxes associated with the conveyance of the Property to Purchaser, and (e) any brokerage commission costs. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) costs and expenses related to updating the Survey, (iii) the costs and expenses related to all of Purchaser’s due diligence studies and investigations, (iv) one-half (1/2) of the escrow fee charged by Escrow Agent, (v) all costs related to Purchaser’s financing of the Property (including, but not limited to, documentary stamp taxes and non-recurring intangible taxes in connection therewith), if applicable, (vi) all charges and costs for any title examinations, title commitments and title insurance, and (vii) all charges and costs for any costs of any title insurance endorsements that Purchaser elects to obtain. Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Mecklenburg County, North Carolina.
9.5.2 Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year in which the Closing occurs will be prorated between Seller and Purchaser as of the Apportionment Time (as hereinafter defined) on the basis of actual bills therefor, if available. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the applicable period. Any and all rebates or reductions in taxes received subsequent to Closing for the calendar year in which Closing occurs, net of costs of obtaining the same (including without limitation reasonable attorneys’ fees) and net of any amounts due to tenants, shall be prorated as of the Apportionment Time, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Eastern time on the date immediately prior to the Closing Date.

9.5.3 Lease Security Deposits. At Closing, Seller shall pay to Purchaser, as a credit against the Purchase Price, an amount equal to all security deposits and other deposits held by Seller under the Leases (together with accrued interest thereon required by law or by the terms of the Leases), and thereafter Purchaser shall be solely obligated for the return of such security deposits and other deposits.
9.5.4 Rents. All rents and other costs or charges paid by tenants under the Leases shall be prorated as of the Apportionment Time, to the extent actually collected by Seller. With respect to any rent or charges that are delinquent prior to Closing, Seller shall have the right to pursue all rights and remedies against the tenants to recover such delinquencies; provided, however, that Seller shall not be entitled to dispossess such tenants. Purchaser shall promptly remit to Seller any rent or payments for any charges received by Purchaser subsequent to Closing which are attributable to periods prior to Closing; provided, however, that such amounts received from tenants after Closing will first be applied to such charges as are then due and then applied in their reverse order of accrual until applied in full. From and after Closing and for a period of sixty (60) days thereafter, Purchaser shall use commercially reasonable efforts to collect from the tenants all rents that are delinquent for the period prior to Closing; provided that Purchaser shall not be required to retain a collection agency, terminate any lease, dispossess any tenant, or commence any other legal action or incur any out-of-pocket cost or expense in connection therewith.
9.5.5 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing shall have not been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.
9.5.6 Contracts. All payments made or required under Contracts assumed by Purchaser shall be adjusted and apportioned as of the Apportionment Time.
9.5.7 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will obtain its own insurance coverage.
9.5.8 Closing Statement. Not later than two (2) Business Days prior to the Closing, Escrow Agent shall prepare, and promptly thereafter, Seller and Purchaser shall jointly agree upon, a closing statement (the “Closing Statement”) that will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing, as applicable. Not later than the date that is one hundred eighty (180) days after the Closing Date, Seller and Purchaser shall reprorate the adjustments and prorations provided for herein respecting any items that were not capable of being determined as of the Closing Date or that previously were wrongfully determined and need to be corrected and the manner in which such items shall be determined and paid. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Closing Statement shall be paid in cash by the party obligated therefor within five (5) Business Days following the reproration by Seller and Purchaser. The reproration agreed to by Seller and Purchaser not later than one hundred eighty (180) days after the

Closing Date shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at the time such reproration has been made by Seller and Purchaser and shall be conclusive and binding on the parties hereto except for any items that are not capable of being determined at that time of reproration, which items shall be determined and paid promptly as soon as they are capable of being determined. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.
9.5.9 Survival. The provisions of this Section 9.5 shall survive Closing.

ARTICLE 10 DAMAGE AND CONDEMNATION

10.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.
10.1.1 Minor Damage. If the cost for repairing such damage is less than One Million Dollars ($1,000,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the right at Closing to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.
10.1.2 Major Damage. If the cost for repairing such damage exceeds One Million Dollars ($1,000,000.00) (as determined by Seller’s independent insurer), then Purchaser shall have the option, exercisable by written notice delivered to Seller within five (5) Business Days (it being agreed that the Closing Date shall be extended if necessary to permit Purchaser to have the benefit of such five (5) Business Day period, time being strictly of the essence) after Seller’s notice of damage to Purchaser, either (i) to receive the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such five (5) Business Day period of Purchaser’s election to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.
10.2 Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly notify Purchaser thereof in writing, in which event Purchaser shall either, at its sole election: (i) consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing, or (ii) terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.
ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS

11.1 Seller Default At or Before Closing. If Seller is in breach or default of any of its obligations or agreements hereunder when performance is required on or prior to the Closing Date, or if any of the representations contained in Section 6.1 should be false in any material respect (subject to the provisions of Section 8.4) and Purchaser shall become actually aware of same on or prior to the Closing Date and Purchaser shall not have waived its claims with regard to same in writing pursuant to this Agreement, then Purchaser shall give Seller written notice of such breach or default on or prior to the Closing Date and Seller shall have ten (10) Business Days from the date of receipt of such notice to cure such breach or default and the Closing Date shall be extended accordingly. If Seller fails to cure such breach or default within such ten (10) Business Day period, then Purchaser shall have the right, at its sole option and as its sole remedy, and Purchaser hereby waives its right to pursue any other remedy at law or in equity, and as Purchaser’s sole and exclusive remedy, Purchaser shall either (i) to terminate this Agreement by written notice to Seller and the Escrow Agent, in which event the Deposit shall be returned to Purchaser, whereupon neither party shall have any further rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, or (ii) to pursue specific performance of the obligations of Seller hereunder. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such action for specific performance within sixty (60) days after the scheduled Closing Date (the “Limitation Period”). Purchaser agrees that its failure to timely commence such an action for specific performance within the Limitation Period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against the Property. In no event shall Purchaser seek, or Seller be liable for, any damages to Purchaser, including, without limitation, punitive or consequential damages. Notwithstanding any of the foregoing to the contrary, in the event of an Intentional Seller Default, Purchaser may recover from Seller Purchaser’s third-party out-of-pocket documented expenses actually incurred in connection with the transaction contemplated by this Agreement in an amount up to Fifty Thousand and No/100 Dollars ($50,000.00). As used herein, “Intentional Seller Default” means an intentional and deliberate affirmative act of Seller taken on or after the Effective Date that is intended to result in, and does result in, Purchaser’s inability to consummate the transaction contemplated in this Agreement for a reason other than Purchaser’s default or the failure of any condition to Closing to be satisfied.
11.2 Seller Default From and After Closing. Subject to the limitations set forth in Section 6.4 of this Agreement, if Seller is in breach or default of any of its obligations or agreements hereunder that survive the Closing when performance is required, including, without limitation, any obligations or agreements under the documents delivered at Closing by Seller pursuant to Section 9.2.1 of this Agreement, or if any of the Express Representations should be false in any material respect and Purchaser shall first obtain actual (as opposed to constructive or imputed) knowledge, then Purchaser shall give Seller written notice of such breach or default of such obligation, agreement or representation hereunder prior to the expiration of the applicable survival period of such breach or default and Seller shall have thirty (30) days from the date of receipt of such notice to cure such breach or default. If Seller fails to cure such breach or default within such thirty (30) day period, and the reasonably estimated losses or damages sustained as a result of Seller’s failure or inability to perform any of its obligations, agreements or Express Representations hereunder exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Liability Threshold”), then Seller shall be liable for the actual direct damages suffered by Purchaser due to such uncured breach or default from the first dollar of loss. Notwithstanding anything to the contrary contained herein, (i) in no event shall Seller be liable to Purchaser for damages in an aggregate amount in excess of Five Hundred Twelve Thousand and 00/100 Dollars ($512,000.00) (the “Cap”), (ii) Seller’s inability to satisfy a condition of this Agreement shall not be considered a default by Seller hereunder unless such inability results from the breach of any of Seller’s representations set forth in Section 6.1 or the breach of Seller’s express covenants and obligations hereunder, and (iii) if Purchaser has knowledge of a default by Seller on the Closing Date and Purchaser elects to close the transaction contemplated herein, Purchaser shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default; provided, however, that neither the Limitation Period, the Liability Threshold, nor the Cap, nor the requirement to commence any action within the period set forth in this Agreement, shall apply to any claim for fraud or intentional misrepresentation by Seller.
11.3 Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of the Property if and when required to do so under the terms of this Agreement, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such failure. Consequently, if Purchaser fails to consummate the purchase of the Property on the Closing Date or fails to perform any of its other covenants in any material respect, or otherwise defaults in its obligations hereunder, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination, except that Seller shall have the right to pursue an action against Purchaser for Seller’s actual damages suffered on account of a default by Purchaser under Sections 5.1.2, 6.2, 12.2, and 15.17 of this Agreement; provided, however, that nothing contained herein shall constitute a waiver by Seller of any damages, rights or remedies which may be available to Seller against Purchaser at law or in equity as a result of any material breach of a representation or warranty which Seller first obtains actual (as opposed to constructive or imputed) knowledge after Closing with respect to Purchaser’s indemnity obligations under Sections 5.1.5 and 12.2 of this Agreement (other than Purchaser’s failure to consummate the purchase of the Property on the Closing Date for which Seller shall be paid the Deposit in accordance with the immediately preceding sentence), all of which are hereby expressly reserved by Seller; provided, however, nothing contained herein shall entitle Seller to consequential or punitive damages or any other sums in excess of Seller’s actual damages.
11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller or destroy all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form, along with any and all tests results and studies of the Property performed by or on behalf of Purchaser pursuant to Article 5, excluding any confidential or proprietary information or financial modeling. The obligations of Purchaser under this Section 11.4 shall survive any termination of this Agreement.
ARTICLE 12 BROKERAGE COMMISSION

12.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Apartment Realty Advisors of the Carolinas, Inc d/b/a ARA, a Newmark Company (“Seller’s Broker”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller’s

Broker’s commission in accordance with the provisions of a separate agreement. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction other than Seller’s Broker and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.
12.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing or earlier termination of this Agreement.
ARTICLE 13 NOTICES

13.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.
13.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by FedEx or a similar nationally recognized overnight courier service, or (iv) by email or facsimile, with a copy to follow by one of the methods prescribed in the foregoing clauses (i), (ii), or (iii). All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, or, in the case of email or facsimile, upon the date of receipt by the sender of electronic confirmation of successful transmission, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller: With a copy to:
c/o CNL Financial Group, Inc.
450 S. Orange Avenue
Orlando, Florida 32801
Attention: Michael Tetrick, Senior Vice President
Phone: (407) 540-2257
E-mail: Mike.Tetrick@cnl.com

c/o CNL Financial Group, Inc.
450 S. Orange Avenue
Orlando, Florida 32801
Attention: Erin M. Gray, Esq., Senior Vice President, Legal and Assistant General Counsel
Phone: (407) 540-2622
E-mail: Erin.Gray@cnl.com

and:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 S. Orange Avenue, Suite 200
Orlando, Florida 32801
Attn: Joaquin E. Martinez, Esq.
Phone: (407) 843-4600
E-mail: quino.martinez@lowndes-law.com

As to Purchaser:
Bel Whitehall LLC
Real Estate Investment Group
Two International Place
Boston, MA 02110

Attn: Brian Shuell
Phone No.: (617) 672-8938
Fax No.: (617) 672-1938

and

Attn: Jennifer J. Madden, Esq.
Phone No.: (617) 672-8010
Fax No.: (617) 672-1010

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Sean Boulger, Esq. Phone No.: (617) 526-6870 Fax No.: (617) 526-5000 Email: sean.boulger@wilmerhale.com

As to Escrow Agent:	Commonwealth Land Title Insurance Company 265 Franklin Street, 8th Floor Boston, MA 02110-3113 Attention: Robert J. Capozzi, Esq. Email: Robert.capozzi@fnf.com

Either party may from time to time by written notice to the other party designate a different address for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii), (iii) or (iv) of this Section 13.3. Anything contained in this Section 13.3 to the contrary notwithstanding, all notices may be executed and sent by the parties’ counsel. For the avoidance of ambiguity, any notice given by email or facsimile shall be deemed given as of the date that the sender receives electronic confirmation of successful transmission of the notice (and not as of the date that a copy of such notice is given by one of the methods prescribed in clauses (i), (ii), or (iii) of this Section 13.3).

ARTICLE 14 ASSIGNMENT

Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of the party whose consent has been requested. Seller hereby consents to an assignment at or prior to Closing by Purchaser of its interest in this Agreement to any entity controlling, controlled by, or under common control with Purchaser without further evidence of such entity’s financial capability to consummate Closing hereunder, provided that such assignee shall assume, in writing (by execution of an assignment and assumption agreement satisfactory to Seller), all of Purchaser’s obligations under this Agreement.
ARTICLE 15 MISCELLANEOUS

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.
15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.
15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.
15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.
15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of North Carolina (without reference to conflicts of laws principles).
15.7 Exhibits. All exhibits, attachments, schedules, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.
15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.
15.10 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.
15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in the State of North Carolina, the State of Florida, and the Commonwealth of Massachusetts. If the Closing Date or the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.
15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.
15.13 Press Releases. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller except for any disclosure that may be required by law or applicable regulation to be made to any applicable governmental or quasi-governmental authorities or to the public, as described in Section 15.17.1 hereinbelow. After the Closing has occurred, Seller and Purchaser shall each have the right to issue a press release regarding consummation of the transactions contemplated in this Agreement, subject to approval by the other party, which approval shall not be unreasonably withheld, conditioned or delayed. Except with regard to required public disclosures described in this Section 15.13 and in Section 15.17.1 and/or to the extent that such information is a matter of public record, Seller shall not use the name of any direct or indirect equity or interest holder of Purchaser or divulge the Purchase Price in any press release or other release without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion.
15.14 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the non-prevailing party in such litigation shall pay the costs, expenses and attorneys’ fees incurred by the prevailing party in connection with such action.
15.15 Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party to purchase or sell the Property.
15.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

15.17 Confidentiality
15.17.1 Except as provided otherwise in Section 15.13 and this Section 15.17, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which may be granted or withheld in the sole discretion of the other party. However, each party consents to any disclosure of this Agreement which the other party reasonably believes is required by law, by the public disclosure obligations required by the U.S. Securities Exchange Commission, or which is recommended in good faith by counsel to such other party or to the extent that such information is a matter of public record.
15.17.2 It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its members, managers, advisers, partners, agents, employees, engineers, licensees, investors, attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Notwithstanding the foregoing, Purchaser shall have the right to deliver such information to Purchaser’s potential investors and potential lenders, in each case on a need-to-know basis after the recipients have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 15.17. The aforementioned shall not preclude the disclosure to potential investors or lenders of the proposed purchase price, the net operating income of the Property and the approximate rate of return on the investment.
15.17.3 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of this Section 15.17.
15.17.4 Notwithstanding any other provision of this Agreement, the provisions of Section 15.17 shall survive the termination of this Agreement for one (1) year following the Effective Date, but shall not survive Closing.
15.18 Jurisdiction and Service of Process. The parties hereto agree to submit to personal jurisdiction in the State of North Carolina in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of North Carolina and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates its counsel, Sean Boulger, as its agent for service of process in connection with any matter relating to this Agreement. The provisions of this Section 15.18 shall survive the Closing or the termination hereof.
15.19 Exculpation.

15.19.1 Purchaser agrees that it does not have and will not have any claims or causes of action against the Seller Knowledge Individual or any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller's Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 15.19, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 15.19 shall survive the termination of this Agreement and the Closing.
15.19.2 All claims, demands, liabilities, or causes of action whether in contract or in tort, in law or in equity, or granted by statute that may be asserted by Seller or any Seller Affiliate arising from, related to or in connection with this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against Purchaser. No affiliate of Purchaser or any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Purchaser’s Affiliates”) shall have any direct or indirect personal liability arising from, related to or in connection with this Agreement or the negotiation, execution, or performance thereof, and to the maximum extent permitted by law, Seller hereby waives any and all such personal liability against any and all of Purchaser’s Affiliates arising from, related to, or in connection with this Agreement or the negotiation, execution, or performance thereof. The limitations on liability contained in this Section 15.19.2 are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided in any other provision of this Agreement or by law or by any other contract, agreement or instrument.
15.19.3 All claims, demands, liabilities, or causes of action whether in contract or in tort, in law or in equity, or granted by statute that may be asserted by Purchaser or any Purchaser Affiliate arising from, related to or in connection with this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against Seller. No Seller’s Affiliate or any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Purchaser, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate shall have any direct or indirect personal liability arising from, related to or in connection with this Agreement or the negotiation, execution, or performance thereof, and to the maximum extent permitted by law, Purchaser hereby waives any and all such personal liability against any and all of Seller’s Affiliates. The limitations on liability contained in this Section 15.19.3 are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided in any other provision of this Agreement or by law or by any other contract, agreement or instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.
SELLER:

GGT WHITEHALL VENTURE NC, LLC,
a Delaware limited liability company

By:    /s/ Tammy Tipton
Name:    Tammy Tipton
Title:    Executive Vice President

Date:     June 30, 2016

PURCHASER:

BEL WHITEHALL LLC,
a Delaware limited liability company

By:    /s/ Gary LeFave
Name:    Gary LeFave
Title:    Authorized Signatory

Date:     June 30, 2016

[Signature page to Purchase and Sale Agreement]
0914762\171900\2766911v1

EXHIBIT A

LEGAL DESCRIPTION

Intentionally Omitted

EXHIBIT B

ESCROW AGREEMENT

Intentionally Omitted

EXHIBIT C

FORM OF SPECIAL WARRANTY DEED

Intentionally Omitted

EXHIBIT A TO SPECIAL WARRANTY DEED

Intentionally Omitted

EXHIBIT B TO SPECIAL WARRANTY DEED
PERMITTED EXCEPTIONS

Intentionally Omitted

EXHIBIT C TO SPECIAL WARRANTY DEED
RESTRICTIONS AGAINST CONDOMINIUM CONVERSION

Intentionally Omitted
.

EXHIBIT D

FORM OF BILL OF SALE

Intentionally Omitted

1

EXHIBIT A

Real Property Description

Intentionally Omitted

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Intentionally Omitted

EXHIBIT A
Real Property Description

Intentionally Omitted

EXHIBIT B
Leases, Licenses and Security Deposits

Intentionally Omitted

EXHIBIT C
Contracts
Intentionally Omitted

EXHIBIT F

FORM OF TENANT NOTIFICATION LETTER

Intentionally Omitted

SCHEDULE 1.4

RENT ROLL

Intentionally Omitted

SCHEDULE 1.5

LICENSES

Intentionally Omitted

SCHEDULE 1.8

CONTRACTS

Intentionally Omitted

SCHEDULE 4.1

PROPERTY INFORMATION

Intentionally Omitted

SCHEDULE 6.1.3

LITIGATION

NONE

SCHEDULE 6.1.8

VIOLATIONS OF LAW

NONE
.

SCHEDULE 6.1.15
LIST OF PERSONAL PROPERTY

Intentionally Omitted

SCHEDULE 6.1.18
ENVIRONMENTAL REPORTS

Intentionally Omitted

SCHEDULE 7.5

SURETY AND/OR MAINTENANCE BONDS

NONE